FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Series Number	11
Fund	Fidelity Short-Intermediate Municipal Income Fund
Trade Date	04/06/2011
Settle Date	04/25/2011
Security Name	NYC TFA (PIT) 4% 11/01/12
CUSIP	64971QCK7
Price	$105.125
Transaction Value	$7,137,987.50
Class Size	569,135,000
% of Offering	1.19%
Underwriter Purchased From	Wells Fargo Securities
Underwriting Members: (1)	Wells Fargo Securities
Underwriting Members: (2)	Barclays Capital
Underwriting Members: (3)	BofA Merrill Lynch
Underwriting Members: (4)	Citigroup, Inc.
Underwriting Members: (5)	Goldman, Sachs & Co.
Underwriting Members: (6)	Morgan Stanley
Underwriting Members: (7)	J.P. Morgan
Underwriting Members: (8)	Cabrera Capital Markets, Inc.
Underwriting Members: (9)	Fidelity Capital Markets
Underwriting Members: (10)	Jackson Securities
Underwriting Members: (11)	Jefferies & Company
Underwriting Members: (12)	Loop Capital Markets LLC
Underwriting Members: (13)	M.R. Beal & Company
Underwriting Members: (14)	Ramirez & Co., Inc.
Underwriting Members: (15)	Rice Financial Products Company
Underwriting Members: (16)	Roosevelt and Cross Incorporated
Underwriting Members: (17)	Siebert Brandford Shank & Co. LLC
Underwriting Members: (18)	Morgan Keegan
Underwriting Members: (19)	Oppenheimer & Co., Inc.
Underwriting Members: (20)	Raymond James & Associates, Inc.
Underwriting Members: (21)	RBC Capital Markets
Underwriting Members: (22)	Southwest Securities, Inc.
Underwriting Members: (23)	Stifel Nicolaus
Underwriting Members: (24)	Stone & Youngberg